EXHIBIT 5.1

November 25, 2003

Hines Nurseries, Inc.

12621 Jeffrey Road

Irvine, California 92620

Re: Hines Nurseries, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Hines Nurseries, Inc., a California corporation (the “Issuer”) and to Hines Horticulture, Inc., a Delaware corporation (“Hines Horticulture”), Enviro-Safe Laboratories, Inc., a Florida corporation (“Enviro-Safe”) and Hines SGUS, Inc., a Nevada corporation (together with Enviro-Safe, the “Non-California/Delaware Guarantors” and the Non-California/Delaware Guarantors together with Hines Horticulture, collectively referred to as, the “Guarantors”) in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by the Issuer of up to $175,000,000 aggregate principal amount of its 10.25% Senior Notes due 2011 (the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes.

The Notes and the Guarantees will be issued under an indenture dated as of September 30, 2003 (as amended, the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”).

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Issuer and the Guarantors as we have deemed necessary to form a basis for the opinion hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, i) the genuineness of all signatures, (ii) the authority of all persons

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November 25, 2003

or entities signing all documents examined by us, (iii) the legal capacity of natural persons, (iv) the due incorporation of the Issuer and each of the Guarantors, (v) the authenticity of all documents submitted to us as originals, (vi) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (vii) the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (a) each of the Non-California/Delaware Guarantors has duly authorized, executed and delivered the Indenture, (b) the execution, delivery and performance by each of the Non-California/Delaware Guarantors of the Indenture, the Exchange Notes and the Guarantees do not and will not violate the laws of the respective jurisdictions of organization of the Non-California/Delaware Guarantors or any other applicable laws (excepting the laws of the States of New York and California and the Federal laws of the United States) and (c) each of the Non-California/Delaware Guarantors is validly existing under the laws of their respective jurisdiction of organization. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Issuer and the Guarantors.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

1.    When the Notes have been duly authenticated by The Bank of New York, in its capacity as Trustee, and duly executed and delivered on behalf of the Issuer as contemplated by the Registration Statement, the Notes will be legally issued and will constitute binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2.    When (a) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly endorsed on the Notes, the Guarantees will constitute binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies

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November 25, 2003

of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

We are members of the Bars of the State of New York and California, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York and California.

We hereby consent to being named as counsel to the Issuer in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Paul, Hastings, Janofsky & Walker LLP